Exhibit 99.1

CONTACT INFORMATION
Investor Relations
Contact:	Mary Kay Ladone, Vice President Investor Relations
Phone:	312-819-9387
Email:	marykay.ladone@hill-rom.com

Media
Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-726
Email:	howard.karesh@hill-rom.com

HILL-ROM ANNOUNCES ENTRY INTO AGREEMENT TO DIVEST VÖLKER BUSINESS

CHICAGO, June 27, 2017 –Hill-Rom Holdings, Inc. (NYSE: HRC), today announced that it has entered an agreement to sell its Völker business, which primarily serves the European long-term care bed market, to an affiliate of CoBe Capital. Under the terms of the transaction, the CoBe affiliate will acquire all of Völker’s assets and assume the operations and employees at Völker’s current location in Witten, North-Westphalia, Germany. Subject to certain regulatory approvals and other customary closing conditions, the companies expect to close the transaction during Hill-Rom’s fiscal fourth quarter. Financial terms were not disclosed.

“This transaction reflects Hill-Rom’s ongoing efforts to optimize our portfolio and direct investment, resources and focus on key, strategic growth platforms,” said Hill-Rom President and CEO John J. Greisch.

Völker, with 2016 annual revenue of approximately $40 million, is one of Germany’s premier producers of hospital and long-term care beds. The company was acquired by Hill-Rom in 2012 and offers products and solutions under the Völker brand focused on providing active patient-centered care. In connection with this transaction, Hill-Rom expects to record an after-tax special charge of approximately $30 million, principally for the non-cash write down of assets and transaction related costs.

In addition to the divestiture of Völker, Hill-Rom previously completed the sale of other non-core assets, including its Architectural Products and WatchChild businesses. Collectively, the three businesses generated 2016 annual revenue of approximately $75 million.

About Hill-Rom Holdings, Inc.
 Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Hill-Rom's people, products and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers. Visit www.hill-rom.com for more information.
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